Exhibit 99.1


                        Gyrodyne Company of America, Inc.
                             1 Flowerfield, Suite 24
                         St. James, New York 11780-1551
                     Phone (631) 584-5400 Fax (631) 584-7075


June 28, 2007


Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780

                              FOR IMMEDIATE RELEASE

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    ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS *****
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                 Gyrodyne Closes Acquisition of Office Buildings
                       in Port Jefferson Professional Park


"NASDAQ:GYRO" - ST. JAMES, N.Y., June 28, 2007 - Gyrodyne Company of America, Inc. announced today that it has closed its previously announced acquisition of ten buildings in the Port Jefferson Professional Park in Port Jefferson Station, New York. The buildings were acquired for an aggregate purchase price of $8,850,000. The buildings, located at 1-6, 8, 9 and 11 Medical Drive and 5380 Nesconset Highway in Port Jefferson Station, are situated on 5.16 acres with approximately 40,000 square feet of rentable space. The purchase price per square foot is $ 221.25 and the aggregate monthly rent flow from the property is currently $73,132.84. The property has a 97% occupancy rate. The Company satisfied $5,551,191.38 of the purchase price by the assumption of the existing mortgage debt on the property.

Stephen V. Maroney, President and Chief Executive Officer of Gyrodyne, stated that "we are delighted to have closed this important acquisition as we continue to implement our previously announced corporate strategy." The Port Jefferson Professional Park benefits from a strong tenant base of medical practice firms and is conveniently situated on a major roadway, State Route 347. As previously announced, the acquisition qualifies for tax deferral treatment under Section 1033 of the Internal Revenue Code.

Forward-Looking Statement Safe Harbor
-------------------------------------
The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will,"

"anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the Long Island, New York and Palm Beach County, Florida real estate markets, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this press release.

About Gyrodyne Company of America, Inc.
---------------------------------------
Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island. The Company is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings. The Company is also a limited partner in the Callery Judge Grove, L.P. which owns a 3,500 plus acre property in Palm Beach County, Florida. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com/.

MEDIA CONTACT: Rick Matthews, Rubenstein Associates, (212) 843-8267